EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: March 27, 2009

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces its Intention to Restate its Audited Financial Results for the Fiscal Year Ended December 31, 2007

Louisville, KY (March 27, 2009) (NYSE Amex: NLP) (NYSE Alternext US: NLP) — NTS Realty Holdings Limited Partnership (the “Company”) announced today that it intends to restate its audited financial results for the fiscal year ended December 31, 2007, to correct accounting treatment related to the results of operations for two properties in which the Company owns undivided tenant-in-common interests. On March 27, 2009, the audit committee of the Company’s managing general partner, NTS Realty Capital, Inc., in consultation with members of the Company’s management and its independent accountants, Ernst & Young LLP, determined that the Company will correct the accounting treatment with respect to the Company’s investment in the properties commonly known as The Overlook and Creek’s Edge. The Company will employ the equity method of accounting in the restatement of its financial results.

The audit committee’s decision was based on an analysis performed following the Company’s receipt of a comment letter from the Securities and Exchange Commission (“SEC”) pursuant to the SEC’s review of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The single issue raised by the SEC in its review addressed the accounting treatment related to The Overlook and Creek’s Edge. The Company issued several responses to the SEC’s comment and, ultimately, agreed to take this action.

A spokesperson for the Company indicated that, “The Company estimates this change in accounting treatment will reduce our assets by approximately $68.0 million, reduce liabilities by approximately $59.0 million and eliminate an approximately $9.0 million minority interest on our balance sheet. However, the Company’s Loss from continuing operations, net income, corresponding limited partner per unit amounts and partners’ equity were not affected, and our debt-to-equity ratio is expected to improve.”

The Company intends to include the restatement of its 2007 audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which it expects to file in a timely fashion. The Company will also update the unaudited quarterly financial information footnote to give effect to the equity method of accounting for the two properties in which it holds an undivided tenant-in-common interest. In addition, the Company intends to file a Current Report on Form 8-K to indicate that, in light of its forthcoming restated financial statements, the Company’s 2007 audited financial statements cannot be relied upon.

About NTS Realty Holdings Limited Partnership

The Company directly, or as a tenant-in-common with an unaffiliated third party, currently owns twenty-two properties comprised of twelve multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the NYSE Amex platform under the trading symbol of “NLP”.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 25, 2008, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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